Exhibit 99.1

2050 Motors, Inc. to Go Public through Transaction with Zegarelli Group International, Inc.

Indio, CA– February 5, 2014 – Zegarelli Group International (“Zegarelli”)(OTCBB: ZEGG), a blank check company, announced today it has entered into a Plan and Agreement of Reorganization (the “Acquisition Agreement”) with 2050 Motors, Inc. (“2050 Motors”) and certain stockholders of 2050 Motors, whereby Zegarelli will acquire all of the issued and outstanding shares of 2050 Motors common stock in exchange for 24,993,665 shares of Zegarelli common stock, and the 2050 Motors stockholders will become the majority owners of Zegarelli. In conjunction with this announcement, Zegarelli will file a Schedule 14F-1 with the U.S. Securities and Exchange Commission (“SEC”) relating to the change in the majority of its board of directors to a group of directors designated by 2050 Motors. In accordance with the close of the transaction Zegarelli will change its name to 2050 Motors, Inc. and affect a reverse stock split of 1 for 4, reducing its total issued and outstanding shares to 5,562,084 shares prior to the exchange of shares with 2050 Motors. The close of the transaction is expected to take place around March 16, 2014.

About 2050 Motors

2050 Motors is a development stage company formed to import, market and sell electric cars manufactured in China. 2050 Motors has entered into an agreement with Jiangsu Aoxin Energy Automobile Co., Ltd., located in Jiangsu, China (“Aoxin”), for the distribution in the United States of a new electric automobile, known as the e-Go EV. Aoxin is a subsidiary of Dongfeng Motor Corporation which manufactures 3.2 million non-electric cars and trucks per year in China for sale in Asia and Europe.

The e-Go EV is a revolutionary new concept in the ever evolving world of electric vehicles. It is currently in its final stage of development. It will be the only production line electric car with a carbon fiber body and parts manufactured by a new process using robotic machines which significantly reduces the fabrication time and cost of carbon fiber components. The e-Go EV will seat five passengers, have over twice the battery life of any other electric vehicle on the market today and will have an energy efficiency rating up to 285 MPG (Energy Equivalent) in urban driving.

2050 Motors purchased three prototype test models for delivery into the United States within the next 60 days. One will undergo an advanced crash test known in the Automobile Safety Industry as the “overlap crash test” designed by the Insurance Institute for Highway Safety. The other two will be used for marketing and sales purposes. Actual production line models are not expected to be deliverable until the third quarter of 2014. This is an enormous undertaking by 2050 Motors and there is no assurances that the electric vehicles will meet U.S. safety and environmental requirements, or if they do, that they will be successful and profitable in the U.S. market.

Mr. Booth, President of Zegarelli, states that “after being a ’shell corporation’ for so many years, we are very excited for our company and for all of our shareholders about this acquisition with 2050 Motors, which is in an industry that is growing larger and larger every year.”

Statements in this press release about our future expectations, including without limitation, the likelihood of the completion and benefits of the share exchange with 2050 Motors; the likelihood that the share exchange between Zegarelli and 2050 Motors will enable 2050 Motors to leverage the capital markets to execute its growth strategy, and will provide 2050 Motors stockholders an opportunity to be an investor in a company that is well positioned for growth based on the growing need of the public for electric vehicles; the likelihood that this is an important turning point in the history of 2050 Motors; the likelihood that 2050 Motors will accelerate its market strategy and will bring significant value to 2050 Motors and Zegarelli’s stockholders, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

Alfred E. Booth, Jr.

(760)-848-4606